(a)(1)(xii)

AMENDMENT NO. 11A TO DECLARATION OF TRUST OF

ING SEPARATE PORTFOLIOS TRUST

Amendment of Shareholder Record Date

Effective: September 6, 2012

THIS AMENDMENT NO. 11A TO THE DECLARATION OF TRUST OF ING SEPARATE PORTFOLIOS TRUST (“ISPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees (the “Board”) of ISPT on September 6, 2012, amending the record date for shareholder meetings, acting pursuant to the Declaration of Trust, including Article VII, Section 6 and Article X, Section 1 of ISPT’s Declaration of Trust.  The resolutions serve to change the record date of ISPT for shareholder meetings from 60 days to 90 days, as reflected in Article VII, Section 6 of ISPT’s Declaration of Trust, effective September 6, 2012.

ING SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Separate Portfolios Trust (“ISPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of ISPT at a meeting held on September 6, 2012 with regard to amending the record date of ISPT for shareholder meetings from sixty (60) days preceding the date of any meeting of Shareholders to ninety (90) days preceding the date of any meeting of Shareholders, effective September 6, 2012:

WHEREAS, the Board of Trustees (the “Board”) of ING Separate Portfolios Trust (“ISPT”) desires to amend the Declaration of Trust for ISPT (the “ISPT Charter Document”) to modify the provision governing the setting of record dates in advance of shareholder meetings.

NOW, THEREFORE, BE IT RESOLVED, that, as discussed in the memorandum presented to the Compliance Committee and at the Meeting, the ISPT Charter Document be, and hereby is, amended to the extent necessary or practicable, to, among other things, change the provision governing the record dates for shareholder meetings to permit record dates to be set up to 90 days prior to a shareholder meeting; and

FURTHER RESOLVED, that the appropriate officers of ISPT be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by the officers of ISPT, with advice from counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	February 7, 2013